Exhibit 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated September 8, 2022, on the financial statements of Neolara Corp. as of June 30, 2022, and for the period then ended in the Registration Statement on Form S-1 Amendment No. 3 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration statement when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

/s/ Gries & Associates, LLC

Denver, Colorado

PCAOB Firm #6778

January 24, 2023